Exhibit 99.1

Orthofix International Appoints Brad Mason as President

and Chief Executive Officer

LEWISVILLE, Texas – March 13, 2013 (BUSINESS WIRE) – Orthofix International N.V., (NASDAQ:OFIX) (the Company) announced today that it has appointed Brad Mason as its President and Chief Executive Officer, effective immediately. Mr. Mason succeeds Robert Vaters, who resigned to pursue other interests. As an industry veteran, Mr. Mason brings deep knowledge of the Company’s products, distribution channels, and markets, as well as proven senior leadership in both building and integrating medical device organizations.

“The Board believes that Brad is a terrific leader, who brings with him a strong track record of growth and value creation, and we welcome him back to Orthofix at a time when the Company is in a fundamentally solid position,” stated Chairman of Orthofix James Gero. “We also want to thank Bob for his many contributions over the past several years guiding the Company through difficult times and wish him well in his future endeavors.”

Former President and Chief Executive Officer Robert Vaters commented, “I am very pleased with the tremendous progress we have made navigating some challenging circumstances over the last several years and believe that the Company is now well positioned to resume its growth trajectory under Brad’s leadership. Brad’s unique expertise and strong operating performance make him the right person for the next stage of the Orthofix story.”

Brad Mason said, “I am extremely excited to come back to Orthofix and am thrilled with the potential we have. I look forward to pursuing the many opportunities we have in the markets we serve. I also want to thank the Board for their confidence in me and thank Bob for suggesting me as his successor. I am anxious to work with all of our employees and constituents to create value for our shareholders and customers.”

Mr. Mason will relocate to the Lewisville, TX area. He had previously served Orthofix from 2003 to 2010 in roles of increasing responsibility. Of the many contributions he made across the Company during that period, Mr. Mason was instrumental in driving the acquired Spinal Implants business to profitability. Mr. Mason joined the Company upon the acquisition of Breg, Inc., which he founded in 1989 and built through rapid product innovation and by maximizing distribution capabilities. In addition, he was dj

Orthopedics’ (formally DonJoy, Inc.) first head of Manufacturing Operations and Product Design, where his efforts resulted in hundreds of new and innovative products during his tenure. Mr. Mason is also the named inventor on 38 issued patents in the orthopedic product arena.

About Orthofix:

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative repair and regenerative solutions to the spine and orthopedic markets. Orthofix’s products are widely distributed around the world to surgeons and patients via Orthofix’s sales representatives and its subsidiaries, and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, and Texas Scottish Rite Hospital for Children. For more information about Orthofix, please visit www.orthofix.com.

Inducement Grant

As an inducement to Mr. Mason to enter into employment with the Company, Mr. Mason has been granted stock options to purchase 150,000 shares of the Company’s common stock. The exercise price of the stock options will be the March 13, 2013 closing price of the common stock on the NASDAQ Stock Market. Subject to certain further requirements set forth in the award agreement, fifty percent (50%) of these options will vest upon the closing price of common stock averaging a price of $45 or greater over a period of 22 trading days, and fifty percent (50%) of these options will vest upon the closing price of the common stock averaging a price of $50 or greater over a period of 22 trading days. The grant, which was approved by the Company’s compensation committee, was made pursuant to NASDAQ Marketplace Rule 5635(c)(4). The award agreement includes provisions for full accelerated vesting of the options upon a change of control. In addition, Mr. Mason has been granted 10,000 restricted shares of common stock, with 3-year cliff vesting, pursuant to the Company’s 2012 Long-Term Incentive Plan (which grant was not made pursuant to NASDAQ Marketplace Rule 5635(c)(4)).

Contact:

Mark Quick

Director of Investor Relations and Business Development

markquick@orthofix.com

214-937-2924

Source:

Orthofix International N.V.